Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: August 3, 2022

MEDIA:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Grace Scott (918) 573-1092

Williams Prices $1.75 Billion of Senior Notes

TULSA, Okla. – Williams (NYSE: WMB) announced today that it has priced a public offering of $1.00 billion of its 4.650% Senior Notes due 2032 at a price of 99.635 percent of par and $750 million of its 5.300% Senior Notes due 2052 at a price of 99.954 percent of par. The expected settlement date for the offering is August 8, 2022, subject to customary closing conditions.

Williams intends to use the net proceeds of the offering for general corporate purposes, which may include the repayment of our outstanding commercial paper notes and near-term debt maturities.

BofA Securities, Inc., Citigroup Global Markets Inc., PNC Capital Markets LLC, and Scotia Capital (USA) Inc. are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

An automatic shelf registration statement relating to the notes was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective upon filing. Before you invest, you should read the prospectus in the registration statement and other documents Williams has filed with the SEC for more complete information about Williams and the offering. A copy of the prospectus supplement and prospectus relating to the offering may be obtained on the SEC website at www.sec.gov or from any of the underwriters by contacting:

BofA Securities, Inc.

200 North College Street

NC1-004-03-43

Charlotte NC 28255-0001

Attn: Prospectus Department

Toll-free: 1-800-294-1322

E-mail: dg.prospectus_requests@bofa.com

Citigroup Global Markets Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Telephone: 1 (800) 831-9146

Email at prospectus@citi.com

PNC Capital Markets LLC

300 Fifth Ave, 10th Floor

Pittsburgh, PA 15222

Telephone: 1-855-881-0697

Email: pnccmprospectus@pnc.com

Scotia Capital (USA) Inc.

250 Vesey Street

New York, NY 10281

Telephone: 1-800-372-3930

About Williams

As the world demands reliable, low-cost, low-carbon energy, Williams (NYSE: WMB) will be there with the best transport, storage and delivery solutions to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation, storage, wholesale marketing and trading of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Williams believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Williams’ annual and quarterly reports filed with the SEC.

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